EXHIBIT 7(Y)

                            FORM OF LETTER AGREEMENT


June 29, 2001


Ms. Jean Carr
Associate Counsel
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111

Dear Ms. Carr:

Please be advised that Janus Investment Fund (the "Trust") has established Janus Global Value Fund as a new series of the Trust. Pursuant to Section 16 of the Custodian Contract dated July 31, 1986, as amended, between the Trust and State Street Bank and Trust Company ("State Street"), the Trust requests confirmation that State Street will act as custodian for the new series under the terms of the contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.

JANUS INVESTMENT FUND


By:
      Kelley Abbott Howes
      Vice President


STATE STREET BANK AND TRUST COMPANY

By:


Agreed to this 29th day of June, 2001

cc:      Glenn O'Flaherty
         Christine Scheel